                                                                   Exhibit 12.2


                       SECURITY CAPITAL GROUP INCORPORATED
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                      CHARGES AND PREFERRED SHARE DIVIDENDS

                          (DOLLAR AMOUNTS IN THOUSANDS)

                                          Nine Months Ended
                                            September 30,                         Year Ended December 31,
                                        ----------------------   ---------------------------------------------------------
                                          1998         1997        1997        1996       1995(1)      1994         1993
                                        ---------    ---------   ---------   ---------   ---------   ---------   ---------
Net Earnings (loss) from Operations     $  61,321    $  11,192   $  38,241   $  (9,693)  $ (21,274)  $  11,849   $   8,333
Add:
    Interest Expense                       54,038       88,655     104,434     117,224     103,804      53,789       3,786
                                        ---------    ---------   ---------   ---------   ---------   ---------   ---------

Earnings as Adjusted                    $ 115,359    $  99,847   $ 142,675   $ 107,531   $  82,530   $  65,638   $  12,119
                                        =========    =========   =========   =========   =========   =========   =========

Combined Fixed Charges and
    Preferred Share Dividends:
    Interest Expense                    $  54,038    $  88,655   $ 104,434   $ 117,224   $ 103,804   $  53,789   $   3,786
    Capitalized Interest                   21,211       59,559      69,883      11,448       4,404       3,184          98
                                        ---------    ---------   ---------   ---------   ---------   ---------   ---------

                                           75,249      148,214     174,317     128,672     108,208      56,973       3,884
    Preferred Share Dividends (2) (3)      15,848(4)    16,947      15,416      12,352          --          --
                                        ---------    ---------   ---------   ---------   ---------   ---------   ---------

Combined Fixed Charges and
    Preferred Share Dividends           $  91,097    $ 165,161   $ 189,733   $ 141,024   $ 108,208   $  56,973   $   3,884
                                        =========    =========   =========   =========   =========   =========   =========

Ratio of Earnings to Combined Fixed
    Charges and Preferred Share
    Dividends                                 1.3          0.6         0.8         0.8         0.8         1.2         3.1
                                        =========    =========   =========   =========   =========   =========   =========


(1) Excludes a one-time non-cash expense item ($158.4 million) incurred in acquiring the Services Division from a related party.
(2) The Preferred  dividends  have been  increased to show a pretax  basis.
(3) Security Capital had no preferred dividends prior to 1996.
(4) Excludes  a  one-time   non-cash  dividend  of  $19.8  million  incurred  in
    conjunction with the exchange of Series A Preferred Shares for Series B Preferred Shares.



                                       38